Exhibit 5.3

July 2, 2021

Fusion Pharmaceuticals Inc.

270 Longwood Rd., S.

Hamilton, Ontario

Canada

Re:	Securities Being Registered under Registration Statement on Form S-3

We have acted as U.S. counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by Fusion Pharmaceuticals Inc., a corporation existing under the Canada Business Corporations Act (the “Company”), of up to $400,000,000 of any combination of (i) common shares, no par value per share (the “Common Shares”), of the Company, (ii) preferred shares, no par value per share, of the Company (the “Preferred Shares”), (iii) debt securities of the Company (“Debt Securities”), (iv) warrants to purchase Common Shares, Preferred Shares, Debt Securities or Units (as defined below ) (“Warrants”) and (v) units comprised of Common Shares, Preferred Shares, Debt Securities, Warrants and other securities in any combination (“Units”). The Common Shares, Preferred Shares, Debt Securities, Warrants and Units are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Common Shares, Preferred Shares, Warrants and Units) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers and other inquiries of the Company.

The opinions set forth below are limited to the law of New York.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) each of the Debt Securities, Warrants and Units, and the indentures, warrant agreements, unit agreements and other agreements governing Securities offered pursuant to the Registration Statement will be governed by the internal law of New York and (ii) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Shares or Preferred Shares, as applicable, together with the total number of shares of such share issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Unit), as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Shares or Preferred Shares, as applicable, available for issuance under the articles of the Company, as amended, as then in effect (the “Articles”).

Fusion Pharmaceuticals Inc.

July 2, 2021

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities:

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with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”) and (b) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration to be paid therefor in accordance with the Authorization;

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with respect to Preferred Shares, (a) the establishment of the terms of such Preferred Shares by the Company in conformity with the Articles and applicable law and (b) the execution and filing of, and the effectiveness of, articles of amendment setting forth the terms of such Preferred Shares in accordance with the Articles and applicable law;

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with respect to Debt Securities, (a) the authorization, execution and delivery of the indenture or a supplemental indenture relating to such Securities by the Company and the trustee thereunder and/or (b) the establishment of the terms of such Securities by the Company in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Securities in accordance with the applicable indenture or supplemental indenture and applicable law; and

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with respect to Warrants or Units, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Securities are to be issued, and (b) the establishment of the terms of such Securities and the issuance of such Securities in conformity with those terms, the terms of any applicable agreement and applicable law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. Upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

2. Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

3. Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company

We have assumed that: (i) the Company is validly existing as a corporation existing under the Canada Business Corporations Act and is in good standing under the laws of the Canada and has the corporate power to execute, deliver and perform its obligations under each of the Debt Securities, Units and Warrants; (ii) each of the Debt Securities, Units and Warrants will have been duly authorized, executed and delivered by the Company; and (iii) except as set forth in numbered paragraphs 1, 2 and 3, each of the Debt Securities, Units and Warrants will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Fusion Pharmaceuticals Inc.

July 2, 2021

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.3 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ Goodwin Procter LLP

GOODWIN PROCTER LLP